Exhibit 4.2

INcorporated in the Cayman Islands

China Kanghui Holdings

This is to certify that

Specimen

is/are the registered shareholders of:

No. of shares

Type of Share

Par Value

US$0.001

Ordinary

Date of Record

Certificate Number

% Paid

100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith and the provisions appearing on the reverse hereof. Given under the Common seal of the company

Director

Director/Secretary